Westway Group, Inc. Reports Increase in Financial Results

NEW ORLEANS, Mar. 31, 2011 (GLOBE NEWSWIRE) -- Westway Group, Inc. (Nasdaq: WWAY) today reported an increase in consolidated Adjusted EBITDA for the year of 2010 to $45.5 million, up $5.1 million or 13% from the pro forma results for the year of 2009. Additionally, consolidated Adjusted EBITDA for the fourth quarter of 2010 increased $2.0 million or 16%, to $14.9 million from $12.9 million for the same period in 2009.

James Jenkins, Chief Executive Officer of the Company stated, "We are pleased with our financial results for 2010 as well as the fourth quarter. This performance is reflective of our focus on opportunities to increase our bulk liquid storage capacity both in the U.S. and globally while continuing to maintain a high utilization rate. Our liquid feed supplement business has competed in a difficult market during 2010 due both to general economic conditions and the softening of the cattle and dairy industries. Despite these issues, our feed operation has maintained sales volume, while also finding new ways to enhance product profit margins.”

Mr. Jenkins further commented that “As Westway moves forward, we are committed to building shareholder value by delivering on a global basis agricultural and energy-related products, services, and solutions in innovative and cost effective ways. We expect to realize this mission by setting the highest standards in service, reliability, safety and cost containment in our industry, and by providing a challenging and rewarding work place for our employees.”

2010 Highlights:

·	We successfully completed a tender offer for our publicly traded warrants with the purchase of 34,107,870 warrants for the purchase of our Class A Common Stock. By this means we have improved our capital structure and the market perception of our stock.

·	Certain financial covenants in our bank credit agreement were amended to provide additional financial capacity for planned expansions and possible future acquisitions. We also exercised the "accordion" feature of our credit facility, increasing our lender commitment under the facility by $25 million, to a total of $200 million. At December 31, 2010, the total outstanding debt from this facility was $88.5 million.

·	A $5.9 million expansion of our terminal at the Port of Greater Baton Rouge in Port Allen, Louisiana, was completed adding 5.6 million gallons of storage capacity. The expansion went into service and began producing revenue in June 2010. The completion of this project expanded our logistical infrastructure with deep water access for ocean-going vessels as well as our rail and truck capabilities at this location.

·	Construction began on approximately 4.2 million gallons of new capacity at our Houston 1 terminal. We expect completion of this $5.3 million project in the latter half of 2011.

·	On February 10, 2011, we announced another expansion at our Houston 1 terminal, with an investment of $4.3 million, totaling approximately 4.2 million gallons of additional capacity.

When completed this expansion will increase Houston 1 total capacity to 66 million gallons.

·	Construction totaling approximately 2.5 million gallons of capacity was begun at our Houston 2 terminal with an investment of $3.2 million. We anticipate completion of this project in the latter half of 2011. After completion, the Houston 2 facility will have a total capacity of approximately 38 million gallons.

·	Total capacity for our bulk liquid storage operations reached approximately 352 million gallons, with a utilization of 96%, not including construction in progress, at December 31, 2010.

·	Our liquid feed supplements operations sold 1.6 million tons for the year ended December 31, 2010.

·	In December, our Board of Directors approved a stock repurchase program pursuant to which we may repurchase up to 500,000 shares of our Class A common stock.

2010 Actual Results Compared to 2009 Pro Forma Results

Consolidated results for 2010 reflect actual results, and are compared to pro forma results for 2009:

·	Consolidated Adjusted EBITDA increased $5.1 million to $45.5 million in 2010, which is primarily due to the full year impact of our recent expansions of bulk liquid storage capacity consisting of the addition of our Cincinnati, OH and Grays Harbor, WA terminal facilities, as well as expansion of our Houston, TX and Port Allen, LA, terminal facilities. These additions and expansions increased our capacity by approximately 60 million gallons. The increase in Adjusted EBITDA was also positively affected by a greater focus on higher margin products in our liquid feed supplements business and improved raw material prices in the latter part of 2010.

·	Consolidated Net Revenue in 2010 declined by $7.5 million to $342.7 million, or 2%, as compared to 2009 on a pro forma basis. Volume sold in our liquid feed supplements operation was maintained, consistent with the prior year at 1.6 million tons, as a result of price adjustments made to reflect competitive market conditions.

Twelve Month Comparison of Consolidated Performance

	(Actual)	(Pro Forma)
	12 Months	12 Months
	Ended	Ended
	December 31,	December 31,
	2010	2009

	Consolidated	Consolidated (3)

Net Revenue	$342,658	$350,130

Adjusted EBITDA (2)	45,455	40,308

4th Quarter 2010 Actual Results Compared to 4th Quarter 2009 Actual Results

The consolidated results for the fourth quarter of 2010 reflect actual results and are in each case compared to actual results for the same period in 2009:

·	Consolidated Adjusted EBITDA increased from $12.9 million in the fourth quarter of 2009 to $14.9 million in the fourth quarter of 2010, or 16%. This increase was attributable to a decline in selling general and administrative costs due to lower legal, advisory, and other professional fees.

·	Consolidated Net Revenue for the fourth quarter of 2010 increased by $1.5 million to $96.3 million, or 2%, as compared to the fourth quarter of 2009, which was primarily due to the full quarter impact of our bulk liquid storage expansion mentioned above.

Quarterly Comparison of Consolidated Performance

	(Actual)	(Actual)
	3 Months Ended	3 Months Ended
	December 31,	December 31,
	2010	2009

	Consolidated	Consolidated

Net Revenue	$96,286	$94,753

Adjusted EBITDA (2)	14,909	12,887

Net Income

The Company also recognized consolidated net income for 2010 of $5.7 million compared to $11.0 million for 2009 on a pro forma basis. Our consolidated net income for the fourth quarter of 2010 was $1.9 million, which is an increase of 6% compared to our consolidated net income of $1.8 million for the fourth quarter of 2009. Net income differs from Adjusted EBITDA primarily due to certain non-cash expenses, which have been excluded from Adjusted EBITDA. Adjusted EBITDA is presented in this release because it is an important supplemental measure of our performance and is frequently used by securities analysts, investors and other interested parties in the evaluation of businesses.

Subsequent Event

One of our Class B directors, Gregory Holt, whose term expires in June 2011, has notified the Company of his resignation from the Board. The Company will replace this Board position in due course.

2010 Fourth Quarter Results Conference Call

The Company has scheduled a conference call, following this earnings release, to be held on Tuesday April 5, 2011, at 11:00 a.m., Central Time, 12:00 p.m., Eastern Time. During the call, the Company's Chief Executive Officer, James Jenkins, and Chief Financial Officer, Thomas Masilla, will discuss Westway's financial results. Financial information referenced during the conference call will be posted to the "Investor Relations" section of the Company's website, http://www.westway.com.

To participate in the conference call, dial (877) 312-9404 or (408) 774-4004 (international) and provide conference identification code 54798242. The Company intends to have a playback available for seven days following the conference call, which may be accessed by calling (706) 645-9291 or (800) 642-1687 and providing conference identification code 54798242. Thereafter, a playback will be available on the Company's website at http://www.westway.com for three months following the conference call.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. We have based our forward-looking statements on our current expectations and projections about future events. Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our form 10-K filed today and other SEC filings.

About Westway Group, Inc. Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

For more information for periods ending December 31, 2010 and December 31, 2009, please refer to the Company's Form 10-K, which will be available on Westway's website address at www.westway.com

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245

Reconciliations:

		(Actual)	(Actual)	(Pro Forma)
	(Actual)	3 Months	12 Months	12 Months
	3 Months Ended	Ended	Ended	Ended
	December 31,	December 31,	December	December 31,
	2010	2009	31, 2010	2009

	Consolidated	Consolidated	Consolidated	Consolidated (3)

Income before income tax provision
and equity in earnings (loss) of
unconsolidated subsidiaries	$4,666	$6,165	$9,758	$16,992

Depreciation and amortization	(6,194)	(5,817)	(25,595)	(20,561)

Interest expense, net	(1,255)	(692)	(5,119)	(2,688)

Founder warrant expense	-	-	(1,381)	-

Goodwill impairment (1)	(2,062)	-	(2,062)	-

Stock compensation expense	(168)	-	(593)	-

Business combination costs	-	(194)	-	-

Loss on disposal of property, plant,
and equipment	(564)	(19)	(947)	(67)

Adjusted EBITDA (2)	$14,909	$12,887	$45,455	$40,308

Note 1- During our annual impairment test we recognized a goodwill impairment charge of $2.1 million relating to our Ireland facility. This was primarily due to a continued decline in the Irish economy. The original allocation of goodwill was based on historical performance in the Irish economy, but later quarters in 2010 indicated a significant reversal of the gains seen in the first quarter of 2010. For further information please see our 10-K, which will be filed with the SEC later today.

Note 2- Adjusted EBITDA, as used herein, is defined as income before income tax benefit provision and equity in earnings (loss) of unconsolidated subsidiaries, plus depreciation and amortization, plus interest expense net of interest income, plus founder warrant expense, plus business combination costs, plus certain other non-cash expenses. Adjusted EBITDA is not a U.S. generally accepted accounting principle (“GAAP”) measure of performance or liquidity. Other companies may, however, calculate Adjusted EBITDA differently. Our Adjusted EBITDA figures, as well as other information in this press release, should be read in conjunction with our 10-k filed today.

Note 3 - The pro forma numbers are calculated as though Westway had acquired the bulk liquid storage and liquid feed supplements businesses of the ED&F Man group on January 1, 2009, rather than May 28, 2009, with certain adjustments, as described in our 10-K, to be filed later today.